 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 18, 2014

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 Fifth Avenue New York, New York	10175
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Press Releases

On March 18, 2014, Gramercy Property Trust Inc. (the “Company”) announced via a press release (the “Launch Press Release”) that GPT Property Trust LP (the “Operating Partnership”), the wholly-owned subsidiary through which the Company conducts its operations, had commenced a private offering (the “Offering”) of $100 million aggregate principal amount of the Operating Partnership’s Exchangeable Senior Notes due 2019 (the “Notes”), which would be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

On March 19, 2014, the Company announced via a press release (the “Pricing Press Release”) that the Operating Partnership had priced the Offering. The Notes will pay interest semi-annually at a rate of 3.75% per annum and mature on March 15, 2019. The Notes will have an initial exchange rate of 161.1863 shares of the Company’s common stock per $1,000 principal amount of the Notes, representing an exchange price of approximately $6.20 per share of the Company’s common stock and an exchange premium of approximately 20% based on the last reported sale price of $5.17 per share of Company common stock on March 18, 2014. The Operating Partnership also granted the initial purchasers (the “Initial Purchasers”) in the Offering an option, exercisable for 30 days, to purchase up to an additional $15 million aggregate principal amount of the Notes to cover over-allotments, if any (the “Over-Allotment Option”).

Copies of the Launch Press Release and the Pricing Press Release are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively, and are hereby incorporated herein by reference. The two press releases are being filed for the purpose of complying with Rule 135c under the Securities Act.

Purchase Agreement

On March 18, 2014, the Company and the Operating Partnership entered into a purchase agreement (the “Purchase Agreement”) with the Initial Purchasers, under which the Operating Partnership agreed to sell, and the Initial Purchasers severally agreed to purchase, $115 million aggregate principal amount of its Notes, including the Notes purchased pursuant to the exercise of the Over-Allotment Option, which was exercised in full on March 19, 2014, in the Offering. The closing of the Offering, including the Over-Allotment Option, is expected to occur on March 24, 2014. The Operating Partnership expects to receive net proceeds from the Offering of approximately $110.5 million after deducting the Initial Purchasers’ discounts and other related expenses. The Operating Partnership expects to use the net proceeds from the Offering to reduce amounts outstanding under its $150 million senior secured revolving credit facility and for general corporate purposes, including acquisitions of target assets consistent with its investment strategies, and for working capital purposes.

The Purchase Agreement contains customary representations, warranties and covenants, the terms and conditions for the sale of the Notes to the Initial Purchasers, indemnification and contribution obligations and other terms and conditions customary in agreements of this type.

This summary of the Purchase Agreement is qualified in its entirety by reference to the copy of the Purchase Agreement filed as Exhibit 1.1 to this Current Report on Form 8-K, which is hereby incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. For example, the fact that the Offering has priced may imply that it will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. Investors should not place undue reliance upon forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title

1.1	Purchase Agreement, dated March 18, 2014, among GPT Property Trust LP and Gramercy Property Trust Inc., on the one hand, and Morgan Stanley & Co. LLC, on the other hand, for themselves and the initial purchasers named therein
99.1	Launch Press Release
99.2	Pricing Press Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2014	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name:	Jon W. Clark
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title

1.1	Purchase Agreement, dated March 18, 2014, among GPT Property Trust LP and Gramercy Property Trust Inc., on the one hand, and Morgan Stanley & Co. LLC, on the other hand, for themselves and the initial purchasers named therein
99.1	Launch Press Release
99.2	Pricing Press Release